UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                        Date of Report: October 15, 2010


                           RANCHER ENERGY CORPORATION
                          ----------------------------
             (Exact name of registrant as specified in its charter)

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

               Nevada                                   000-51425                               98-0422451
-------------------------------------             ----------------------             ---------------------------------
  (State or other jurisdiction of                   (Commission File                   (IRS Employer Identification
           incorporation)                                Number)                                 Number)
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                 999 18th Street, Suite 34000, Denver, CO 80202
                 ----------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)


                                  (303)629-1125
                                  -------------
               Registrant's telephone number, including area code

                          ----------------------------
          (Former name or former address, if changed since last report)

         Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:


[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

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                SECTION 1 - REGISTRANT'S BUSINESS AND OPERATIONS

Item 1.03 - Bankruptcy or Receivership.


Filing of Proposed Reorganization Plan

On October 28, 2009, Rancher Energy Corporation ("the Company") filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Colorado (the "Court") (Case number 09-32943) The Company has operated its business as "debtor-in-possession" under the jurisdiction of the Court and in accordance with the applicable provisions of the Bankruptcy Code.

On October 15, 2010, the Company filed with the Court its proposed Debtor's Plan of Reorganization ("Proposed Plan of Reorganization"). A proposed Disclosure Statement was filed simultaneously with the Plan. The Disclosure Statement must be first approved by the Bankruptcy Court before it may be sent to creditors along with the proposed Plan for voting on the Plan. Prior to confirmation and approval by the Court, the Proposed Plan of Reorganization is subject to amendment. To become effective, the Plan must be voted upon by creditors and ultimately confirmed by the Bankruptcy Court.

The Proposed Plan of Reorganization presently provides the following terms. Such terms of the Proposed Plan of Reorganization are subject to change, for example as the result of creditor negotiations, and should not be considered final at this time.

          - In exchange for a $12 Million investment, plus a commitment to pay up to $600,000 for allowed unsecured claims and up to $400,000 for allowed administrative claims, BWAB Oil & Gas, Investments, LLC ("BWAB") would be issued 12 million shares of a proposed Class A Convertible Preferred Stock ("Proposed Preferred Stock"), to be designated by the Company. The proposed Preferred Stock would have a $0.0001 par value, a $1.00 liquidation value and mandatory cumulative dividends at the per annum rate of 12% compounded annually, payable in cash or shares of common stock at the option of the holder.

                The proposed Preferred Stock would be convertible upon the holders having received $12.8 million plus the cumulative mandatory dividends. The shares would convert to:

               o 70% of the fully diluted outstanding shares of common stock in the event that, as the result of certain pending litigation between the company and GasRock Capital Partners, LLC, the Company recovers 10% of the Net Profits Interest and 1% of the overriding royalty interest conveyed to
                    GasRock  Capital  Partners,  LLC  prior  to the  chapter  11 filing;

               o 80% of the fully diluted outstanding shares of the Company's common stock in the event the Company has not recovered 10% of the Net Profits Interest and 1% of the overriding royalty interest that are held by GasRock Capital Partners, LLC; or

               o as otherwise provided in the proposed BWAB Agreement (being drafted as of the date hereof) if some but not all of the 10% Net Profits Interest and the 1% Overriding Royalty Interest are recovered.

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          -    The holder of the Proposed Preferred Stock will have the right to elect 5 of the 8 members of the Company's Board of Directors, as long as the Proposed Preferred Stock is issued and outstanding.

          - The Company would give effect to a proposed 15 for 1 reverse split of the Company's issued and outstanding common stock. Outstanding Convertible Promissory Notes would be adjusted for such reverse split.

          - The Company would terminate its 2006 Stock Incentive Plan upon effectiveness of the Proposed Plan of Reorganization.

          - The Company would cancel all of its issued and outstanding warrants. Upon cancellation holders of such warrants would receive 1 share of pre-reverse split common stock for every 25 shares held under warrant. These shares of common stock are then subject to the 15 for 1 reverse split discussed above.

          - $11.8 million of the proposed BWAB investment would be used to pay the secured debt of GasRock Capital Partners, LLC.

          - The remaining funds from the proposed BWAB investment, along with proceeds from a new credit facility to be arranged by BWAB would be used to pay unsecured creditors, bankruptcy administrative expenses and to be used for development and working capital by the Company.

The proposed Plan of Reorganization has not been confirmed by the Court at the time of this filing. The Company can provide no assurances or guarantees that such proposed Plan of Reorganization will be confirmed or approved by the creditors or the Court.

                  SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits

         (d) Exhibits. The following is a complete list of exhibits filed as part of this Report. Exhibit numbers correspond to the numbers in the exhibit table of Item 601 of Regulation S-K.

     Exhibit No.                           Description
             2.1 Proposed Debtor Plan of Reorganization, as filed with the US Bankruptcy Court on October 15,

--------------------
*Filed herewith





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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.



                                     RANCHER ENERGY CORPORATION


                                     By: /s/Jon Nicolaysen
                                         ---------------------------------------
                                         Jon Nicolaysen, Chief Executive Officer


                                     Date: October 21, 2010

















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